EXHIBIT 23.3

CONSENT OF WOOD, PHILLIPS, KATZ, CLARK & MORTIMER

     As patent counsel for Encysive Pharmaceuticals Inc., we hereby consent to the reference to our firm under the heading “Experts” in the Prospectus, which is a part of this Registration Statement of Encysive Pharmaceuticals Inc. on Form S-3.

/s Martin L. Katz
Martin L. Katz
Wood, Phillips, Katz, Clark & Mortimer

Chicago, Illinois
May 23, 2005